Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD REVENUE AND EARNINGS

FROM OPERATIONS FOR SECOND QUARTER AND FIRST HALF OF 2003

Second-Quarter Core Revenue Increases 59 Percent and

Net Income More than Triples Over Year-Ago Quarter

Company Raises Full-Year Guidance

Minneapolis, July 22, 2003—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today reported strong revenue and net income growth for the second quarter and six months ended June 30, 2003.

Revenue for the second quarter of 2003 rose to $7.5 million, up 54 percent from $4.9 million for the second quarter of 2002.  Revenue from the company’s core revenue components — software license fees and maintenance and services — jumped 59 percent to $6.7 million for the second quarter of 2003 from $4.2 million for the same period of 2002.  For the second quarter of 2003, the company reported net income of $666,000, or $0.06 per diluted share, versus net income of $201,000, or $0.02 per diluted share, in the year-ago period.  This quarter’s earnings represent the highest level of earnings from operations in the company’s history.

For the six months ended June 30, 2003, revenue increased 54 percent to $14.3 million from $9.3 million for the same period of 2002.  Revenue from core revenue components grew 60 percent to $13.0 million for the first half of 2003, versus $8.1 million for the first half of 2002.  The company reported net income of $1.3 million, or $0.12 per diluted share, for the first half of 2003 compared with a net loss of $46,000, or $0.01 per diluted share, for the first half of the prior year.

“At mid-year, we are proud of our performance and look forward to a strong second half,” said Jay D. Miller, Vital Images president and chief executive officer.  “Growth in our core revenue components was exceptionally strong this quarter with notable performance by both our direct sales channel and Toshiba Corporation, Medical Systems Company (Toshiba).”

Toshiba accounted for 35 percent of the company’s 2003 second-quarter revenue, or $2.6 million, compared with $1.4 million, or 29 percent of revenue, in the same quarter last year.  For the six months ended June 30, 2003, Toshiba generated revenue of $5.6 million, or 39 percent of revenue, compared with $3.4 million, or 37 percent of revenue for the six months ended June 30, 2002.

Vital Images 2Q Earnings

July 22, 2003

The 82 percent gross margin achieved in the second quarter of 2003 is up significantly from 77 percent in the prior-year period.  Growth in higher-margin core revenue components significantly outpaced lower-margin hardware revenue, leading to a stronger overall gross margin.

As of June 30, 2003, the company had cash, cash equivalents and marketable securities totaling more than $32.3 million versus $10.6 million at the end of 2002.  A private offering of newly issued common stock that was closed in early June was the primary factor for the increase.  In addition, the company achieved positive cash flow from operations for the second quarter of

$2.9 million.

Through the private placement, a total of 1.5 million shares were sold at $13.50 per share, yielding approximately $19 million in net proceeds after deducting closing costs and placement fees.  Vital Images now has 10.8 million common shares outstanding.  “With this financing, we have the flexibility to pursue acquisitions or other opportunities within the health care arena, which would augment the strong growth rate of our core business,” said Miller.

In early July, Vital Images signed a joint distribution and product integration agreement with McKesson Information Solutions that gives the company a new sales channel to the PACS (picture archiving and communications systems) market.  PACS solutions enable hospitals and clinics to acquire, distribute and store medical images digitally, eliminating film-based technology.

“Offering Vitrea with McKesson’s highly regarded PACS products means that more physicians within a health care system will have convenient access to integrated 2D, 3D and 4D visualization capabilities,” Miller added.  “Currently, most Vitrea systems are purchased in tandem with a CT or MR scanner. Hospitals are investing significant funds in PACS solutions, providing a sizeable market opportunity.  In the second half of 2003, we anticipate a ramp-up period for this agreement, positioning the business for growing revenue from the PACS market in 2004 and beyond.”

Total operating expenses for the second quarter of 2003 rose 54 percent over the second quarter of 2002.  Sales and marketing expenses were $3.1 million in the second quarter of 2003, a 63 percent rise over the prior-year period.  Second-quarter 2003 R&D expenses were $1.3 million, a 37 percent increase over the same period in 2002.  Miller added, “Our investments in R&D and sales and marketing are essential to sustaining our technology edge and building our customer base.”

Vital Images recently announced several significant developments regarding its stock.  First, the company met the listing requirements for the NASDAQ National Market System, and its common stock began trading on the National Market System June 9.  Second, the American Stock Exchange® launched options trading in Vital Images stock, also during the month of June. In addition, Vital Images stock was added to the Russell 3000® Index in early July.  “These developments will increase Vital Images’ visibility with institutional investors and improve shareholder liquidity,” noted Miller.  “Our market capitalization has been building as investors recognize our strong performance and growth prospects going forward.”

Outlook for 2003

“After a strong performance in the first half of 2003, we are increasing our full-year 2003 guidance to 45 to 50 percent growth in core revenue components with earnings of $2.7 million to $3.1 million, or approximately $0.23 to $0.27 per diluted share,” said Miller.  “Additionally, we anticipate positive cash flow for the year.  As stated earlier, the company continues to project at least 30 percent growth in our core revenue components in 2004 and 2005.  We believe the strength of our Vitrea software and the demand for integrated 2D, 3D and 4D imaging solutions in various health care segments will drive our growth for the foreseeable future.  At the same time, our guidance assumes continued solid growth in the CT, MR and PACS markets and continuing improvement in the overall economy.”

The company’s previous 2003 guidance was 35 to 45 percent growth in core revenue components and net income of $2.5 million to $2.9 million. In 2002, the company reported $21.1 million in revenue and $18.2 million in core revenue components.  Net income was $790,000 in 2002.

Conference Call and Webcast

Vital Images will host a live Webcast of its second-quarter earnings conference call today, Tuesday, July 22, 2003, at 10:30 a.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available from 12:30 p.m. CT, Tuesday, July 22, 2003, until 6:00 p.m. CT, Friday, August 22, 2003.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 800-633-8284 and enter conference call ID# 21154127.  The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, July 22, 2003, through 5:00 p.m. CT on Friday, July 25, 2003.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended March 31, 2003.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
License fees	$5,325	$3,268	$9,978	$6,294
Maintenance and services	1,384	945	3,051	1,841
Hardware	821	661	1,292	1,182
Total revenue	7,530	4,874	14,321	9,317

Cost of revenue:
License fees	490	235	842	484
Maintenance and services	334	329	675	692
Hardware	538	553	838	907
Total cost of revenue	1,362	1,117	2,355	2,083

Gross margin	6,168	3,757	11,966	7,234

Operating expenses:
Sales and marketing	3,096	1,901	5,808	3,693
Research and development	1,343	978	2,754	1,908
General and administrative	1,074	706	2,100	1,735
Total operating expenses	5,513	3,585	10,662	7,336

Operating income (loss)	655	172	1,304	(102)
Interest income	46	32	76	62

Income (loss) before income taxes	701	204	1,380	(40)
Income taxes	35	3	60	6

Net income (loss)	$666	$201	$1,320	$(46)

Net income (loss) per share - basic	$0.07	$0.02	$0.14	$(0.01)

Net income (loss) per share - diluted	$0.06	$0.02	$0.12	$(0.01)

Shares used in per share calculations:
Basic	9,634	8,837	9,327	8,755

Diluted	11,333	9,942	10,872	8,755

Vital Images, Inc.

Balance Sheets

(In thousands)

	June 30, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,505	$8,122
Marketable securities	4,776	2,508
Accounts receivable, net	5,707	4,971
Prepaid expenses and other current assets	811	499
Total current assets	38,799	16,100
Property and equipment, net	2,632	2,157
Licensed technology, net	510	570

Total assets	$41,941	$18,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,072	$758
Accrued payroll	1,501	1,487
Deferred revenue	4,930	3,871
Accrued royalties	460	546
Other current liabilities	213	219
Total current liabilities	8,176	6,881

Deferred revenue	300	225
Total liabilities	8,476	7,106

Shareholders’ Equity:
Common stock	108	90
Additional paid-in capital	52,125	31,719
Accumulated deficit	(18,768)	(20,088)
Total shareholders’ equity	33,465	11,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,941	$18,827

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